Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated July 14, 2010, except for the condensed consolidating financial information described in Note 8 to the combined balance sheet, as to which the date is January 20, 2011, relating to the combined balance sheet of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc. as of March 31, 2010, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

February 8, 2011